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                                                                    Exhibit a(4)

[Form of e-mail confirmation of receipt of Election Form/Change of Election
Form]

To:      [Frontstep Employee]

From: Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary of Frontstep, Inc.

Dear [Frontstep Employee]:

         This message confirms that we have received your properly completed [Election Form/Change of Election Form] electing to tender options for exchange pursuant to the Offer to Exchange dated October 30, 2001. Unless you withdraw your tendered options before the expiration of the offer at 5:00 p.m., Eastern Time on November 30, 2001 by properly completing and delivering to us a Change of Election Form in accordance with its instructions, we may accept and cancel those options which you have elected to exchange. We may extend the expiration date for the offer as explained to you in the Offer to Exchange. You will be notified of any extension as set forth in the Offer to Exchange.

Thank you,

Daniel P. Buettin
Vice President, Chief Financial Officer and Secretary
Frontstep, Inc.